EXHIBIT 4.3(v)

FOURTH AMENDMENT TO

PRIORITY HEALTHCARE CORPORATION

1997 STOCK OPTION AND INCENTIVE PLAN

WHEREAS, the Board of Directors of Priority Healthcare Corporation (the “Company”) adopted the Priority Healthcare Corporation 1997 Stock Option and Incentive Plan (the “Plan”) on August 25, 1997; and

WHEREAS, the Plan was approved by the then sole shareholder of the Company on August 25, 1997, and further approved by the shareholders of the Company for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, on May 21, 1998; and

WHEREAS, the Plan was first amended by the Board of Directors of the Company in certain respects not requiring shareholder approval, effective as of September 15, 1998; and

WHEREAS, the Plan was further amended by the Board of Directors and the shareholders of the Company effective May 10, 1999; and

WHEREAS, the Plan was further amended by the Board of Directors and the shareholders of the Company effective May 21, 2001; and

WHEREAS, the Company now desires to further amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 5 of the Plan is hereby amended to read in its entirety as follows:

5. Shares Subject to Plan. Subject to adjustment by the operation of Section 11 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 7,900,000 Shares. The number of Shares which may be granted under the Plan to any Participant during any calendar year of the Plan under all forms of Awards shall not exceed 300,000 Shares. The Shares with respect to which Awards may be made under the Plan may either be authorized and unissued shares or unissued shares heretofore or hereafter reacquired and held as treasury shares. With respect to any Option which terminates or is surrendered for cancellation or with respect to Restricted Stock which is forfeited, new Awards may be granted under the Plan with respect to the number of Shares as to which such termination or forfeiture has occurred.

2. This Fourth Amendment to the Plan shall become effective upon its approval by the Board of Directors and shareholders of the Company.

Approved by the Board of Directors of Priority

Healthcare Corporation as of February 19, 2003

Approved by the Shareholders of Priority Healthcare

Corporation as of May 19, 2003